EXHIBIT 5.1

OPINION OF GARDERE WYNNE SEWELL LLP

                        , 2006

Heelys, Inc.
3200 Belmeade Ave.
Carrollton, Texas 75006

Ladies and Gentlemen:

        This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by Heelys, Inc., a Delaware corporation (the "Company"), of                        shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), including up to                        shares of Common Stock subject to the underwriters' over-allotment option (the "Option Shares"), as described in the Registration Statement. Of the shares of Common Stock being offered,                         shares are to be issued and sold by the Company (the "Company Shares"), and                        shares and the Option Shares are to be offered and sold by selling stockholders of the Company identified in the Registration Statement (the "Stockholder Shares"), to the underwriters in accordance with the underwriting agreement referred to in the prospectus that is a part of the Registration Statement (the "Underwriting Agreement").

        As your counsel, we have examined such documents and such matters of fact and law as we have deemed necessary for the purpose of rendering the opinions expressed herein. Based on the foregoing, we are of the opinion that (1) the Company Shares and the Stockholder Shares have been duly authorized by all necessary corporate action of the Company, (2) when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and non-assessable, and (3) the Stockholder Shares have been validly issued and are fully paid and non-assessable.

        The foregoing opinions are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in effect on this date.

        We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

GARDERE WYNNE SEWELL LLP

By:	Alan J. Perkins, Partner